Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE2 Class A-1
Payment Date	01/26/2004

Servicing Certificate
Beginning Pool Balance	156,026,315.54
Beginning PFA	0.00
Ending Pool Balance	150,953,228.70
Ending PFA Balance	-
Principal Collections	6,695,677.26
Principal Draws	1,848,732.17
Net Principal Collections	4,846,945.09
Active Loan Count	6,684

Current Month Repurchases	-
Current Month Repurchases - Due to Delinquency	-

Interest Collections	743,236.81

Weighted Average Net Loan Rate	4.74980%
Substitution Adjustment Amount	0.00

Note Rate	1.36125%

Term Notes	Amount	Factor
Beginning Balance	149,080,772.41	0.3302083
Ending Balance	144,012,667.16	0.3189826
Principal	5,068,105.25	11.2256609
Interest	174,750.62	0.3870660
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	329,287.26

Beginning Overcollateralization Amount	6,945,543.13
Overcollateralization Amount Increase (Decrease)	(4,981.59)
Outstanding Overcollateralization Amount	6,940,561.54
Overcollateralization Target Amount	6,940,561.54

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	2,851,703.42	107	1.89%
Delinquent Loans (60 Days)*	818,341.01	34	0.54%
Delinquent Loans (90 Days)*	665,590.05	27	0.44%
Delinquent Loans (120 Days)*	665,246.20	21	0.44%
Delinquent Loans (150 Days)*	369,489.76	13	0.24%
Delinquent Loans (180 Days)*	1,657,198.54	55	1.10%
Foreclosed Loans	656,019.57	23	0.43%
REO	101,418.76	3	0.07%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	7,193,158.00
Current Month Loss Amount	226,141.75
Current Month Recoveries	28,991.16
Ending Loss Amount	7,390,308.59	1.64%

	Recovery To-Date
Beginning Recovery Amount	331,383.38
Current Month Recovery Amount	28,991.16
Ending Recovery Amount	360,374.54

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
CIA Remaining Balance due to GMAC - End of Pre-Funding Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00